Exhibit 99.1

MAXIMUS

MAXIMUS REPORTS RECORD REVENUE OF $603.8 MILLION

AND EPS OF $1.76 FOR FISCAL 2004

- Fourth Quarter Revenue of $154.0 Million; Diluted EPS of $0.47 -

(RESTON, Va. – November 17, 2004) – MAXIMUS (NYSE: MMS), a leading provider of consulting, systems solutions and operations management primarily to government, today reported results for its fiscal year and fourth quarter ended September 30, 2004.

Key Financial Highlights

•                  For the year ended September 30, 2004, revenue increased 8% over last year to $603.8 million, and net income grew 10% to $38.8 million, or $1.76 per diluted share;

•                  For the three months ended September 30, 2004, revenue was $154.0 million with net income of $10.2 million, or $0.47 per diluted share;

•                  Cash from operations was $47.1 million for the fiscal year and $20.9 million for the fourth quarter;

•                  Cash, cash equivalents and marketable securities were $139.3 million at September 30, 2004;

•                  DSOs were 94 days at September 30, 2004, including $4.5 million of net long-term receivables included in other assets; and,

•                  Record backlog totaled $1.2 billion at September 30, 2004.

Revenue for the fiscal year grew 8% to $603.8 million compared to revenue of $558.3 million for fiscal 2003.  The Company reported revenue of $154.0 million for the fourth quarter compared to revenue of $153.2 million in the same period a year ago, which included equipment revenue of $13.4 million within the Operations Segment.  Year-over-year organic growth for fiscal 2004 was 7.9%.

Net income for fiscal 2004 increased 10% to $38.8 million, or $1.76 per diluted share, compared to $35.3 million, or $1.66 per diluted share, in fiscal 2003.  Net income for the fourth quarter grew 8% to $10.2 million, or $0.47 per diluted share, compared to net income of $9.4 million, or $0.44 per diluted share, reported in the comparable period last year.  The shortfall in fourth quarter earnings per share versus our prior guidance was due in part to a confidential litigation settlement.

Lynn Davenport, recently appointed Chief Executive Officer, commented, “While some aspects of our fiscal 2004 performance were commendable, two out of three reporting segments did not perform as expected and as a result the Company did not achieve its original earnings projections. This we are striving to change.  Since taking over as CEO, I’ve focused on certain priorities including getting the right organizational structure in place, business unit profitability and cost reductions which set the platform for fiscal 2005 and beyond.”

Mr. Davenport continued, “Since my appointment in August, we worked hard to finalize our organizational structure.  The resulting structure is simplified and organized along our major types of services: consulting, systems and operations.  This approach aligns the Company to best serve its customer base and should help drive future performance.”

Consulting Segment

The Consulting Segment is primarily comprised of financial services such as revenue maximization, cost services and child welfare, and educational services such as educational systems and school-based claiming.  Consulting revenue for the full fiscal year totaled $103.3 million compared to $102.6 million for fiscal 2003.  Consulting revenue was $26.7 million for the fourth quarter compared to $27.4 million for the same period in the prior year. The modest improvement in full-year Consulting revenue was primarily attributable to an increased contribution from our Education areas, offset by decreased revenue and operating income from Revenue Services for both the fourth quarter and the full fiscal year.

Systems Segment

The Systems Segment develops and implements both third party and proprietary software such as justice, asset, and enterprise resource planning solutions.  Systems revenue for fiscal year 2004 increased to $139.1 million compared to $133.4 million in fiscal 2003 largely as a result of solid performance in the areas of ERP and Enterprise Services.  Fourth quarter 2004 Systems revenue of $32.5 million was lower when compared to revenue of $35.5 million in the fourth quarter of 2003 due to reduced revenue from Justice Solutions which had a large license sale in the fourth quarter of 2003.  Overall, the Systems segment was consistent with the prior year, but fourth quarter and full-year results were impacted by softness in Asset Services and Technology Support.  After implementing a series of actions to stabilize underperforming areas of the Systems segment in the past year, the Company expects continued performance improvement in fiscal 2005 from Technology Support and Asset Services.

Operations Segment

The Operations Segment now includes health and human services program operations.  Overall, Operations revenue for fiscal 2004 totaled $361.4 million, a 12% increase over revenue of $322.2 million in fiscal 2003, and fourth quarter revenue grew 5% to $94.8 million compared to $90.3 million for the fourth quarter of fiscal 2003, which included non-recurring equipment revenue of $13.4 million.  Revenue and operating income from Health Services drove growth in the Operations segment in fiscal 2004.

For the full year, Health Services represented $207.5 million of Operations revenue at a 13.2% operating margin.  Health Services revenue gains for the quarter and the full year were largely driven by the California Healthy Families contract.  For the fourth quarter, Health Services contributed $58.0 million to total Operations revenue at a 13.2% operating margin.

Human Services accounted for $153.9 million and $36.8 million of total Operations revenue for the full year and fourth quarter, respectively, with operating margins of 5.0% for fiscal 2004 and 5.1% for the fourth quarter.  Human Services results for the 2004 fourth quarter and fiscal year were impacted on a year-over-year basis by the aforementioned non-recurring equipment revenue contribution in 2003, as well as softness in Child Support Enforcement in 2004.  Human Services’ Workforce Services division had a strong fourth quarter driven by seasonality in its tax credit business which also capped off a solid performance for this division for the full fiscal year.

Sales and Backlog

At September 30, contract wins for fiscal 2004 totaled $437 million compared to $992 million last year which included the $418 million California Healthy Families contract. New contracts pending (awarded but unsigned) totaled $407 million, which includes the $268 million British Columbia contract, compared to $95 million for fiscal 2003.  Sales opportunities at November 12, 2004, totaled $1.1 billion (consisting of $533 million in proposals pending, $58 million in proposals in preparation, and $528 million of RFPs tracking) compared to $989 million reported at November 17, 2003.  Backlog as of September 30, 2004,

increased approximately $140 million over the prior fiscal year, and totaled $1.20 billion versus $1.06 billion at September 30, 2003.

Liquidity

The Company again generated solid cash from operations totaling $47.1 million for the year and $20.9 million in the fourth quarter.  Days Sales Outstanding at September 30, 2004 were 94 days (including $4.5 million of net long-term receivables now reported in other assets).

At September 30, 2004, cash, cash equivalents and marketable securities totaled $139.3 million, after the Company’s repurchase of 367,500 common shares during the quarter under its ongoing share repurchase program.   At the close of the fourth quarter, MAXIMUS had approximately $32.4 million available under the current Board-authorized share repurchase program.

Fiscal 2005 Outlook

For fiscal 2005, the Company currently expects revenue in the range of $625 million to $650 million with approximately 80% of forecasted fiscal 2005 revenue currently in the form of backlog. The Company expects fiscal 2005 earnings in the range of $1.78 to $1.88 per diluted share which includes the expected $0.09 to $0.11 impact of start-up expenses associated with the British Columbia Health contract expected in the second half of fiscal 2005.

For the first quarter, MAXIMUS expects revenue to be sequentially flat from the fourth quarter and earnings in the range of $0.40 to $0.45 per diluted share. The anticipated sequential decrease in earnings per diluted share in the first quarter of fiscal 2005 is primarily attributable to seasonality from tax credit work within the Operations Segment, increased seasonal costs in a large Health contract which has open enrollment during this period, significantly reduced contributions from Consulting as a large Educational Services engagement winds down, and seasonal holiday impacts.

Anticipated revenue growth in fiscal 2005 is expected from all three Segments.  MAXIMUS expects fiscal 2005 operating income to increase on a year-over-year comparable basis as a result of profitability gains in the Systems and Consulting Segments.

Mr. Davenport concluded, “In fiscal 2005, we have several key initiatives underway including cost management, continued improvement in weaker businesses, and opportunities to significantly drive growth.  And lastly, we must continue to make our people a priority, recruiting and rewarding those of the highest caliber who will continue to distinguish MAXIMUS as the premier provider Helping Government Serve The People®.”

The Company will host a conference call on Thursday, November 18, 2004, at 9:00 a.m. ET which is open to the public and can be accessed by calling:

800.811.8824 (Domestic)/913.981.4903 (International)

Conference Code: 871989

For those unable to listen to the live call, a replay will be available through November 25, 2004 at midnight (ET).  Callers can access the replay by dialing:

Replay:  888.203.1112 or 719.457.0820

Replay code:  871989

MAXIMUS is one of America’s leading government services companies devoted to providing consulting, health and human services program management, and information technology services. The Company has approximately 5,200 employees located in more than 220 offices in the United States, Canada, and Australia.  In 1999, 2001, and 2002, MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,
	2003	2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$117,372	$91,854
Marketable securities	140	47,400
Restricted cash	3,653	1,379
Accounts receivable - billed, net	114,992	111,834
Accounts receivable - unbilled	29,142	42,280
Deferred income taxes	3,410	—
Prepaid expenses and other current assets	7,063	9,673
Total current assets	275,772	304,420
Property and equipment, net	26,217	25,693
Software development costs, net	14,683	18,251
Deferred contract costs, net	7,283	15,475
Goodwill	81,757	84,886
Intangible assets, net	7,212	9,807
Other assets	2,096	6,215
Total assets	$415,020	$464,747

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,578	$27,476
Accrued compensation and benefits	23,219	21,224
Deferred revenue	22,356	21,195
Income taxes payable	2,837	—
Deferred income taxes	—	1,930
Current portion of capital lease obligations	809	1,649
Other accrued liabilities	3,653	1,432
Total current liabilities	74,452	74,906
Capital lease obligations, less current portion	3,821	5,108
Deferred income taxes	2,745	10,766
Other long-term liabilities	725	419
Total liabilities	81,743	91,199

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,200,197 and 21,319,847 shares issued and outstanding at September 30, 2003 and 2004, at stated amount, respectively	146,219	147,966
Accumulated other comprehensive loss	(95)	(345)
Retained earnings	187,153	225,927
Total shareholders’ equity	333,277	373,548
Total liabilities and shareholders’ equity	$415,020	$464,747

MAXIMUS, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2003	2004	2003	2004

Revenue	$153,188	$154,015	$558,283	$603,774
Cost of revenue	109,879	110,123	391,707	427,207
Gross profit	43,309	43,892	166,576	176,567
Selling, general and administrative expenses	27,860	27,277	109,534	113,521
Income from operations	15,449	16,615	57,042	63,046
Interest and other income, net	113	225	1,381	1,044
Income before income taxes	15,562	16,840	58,423	64,090
Provision for income taxes	6,147	6,652	23,077	25,316
Net income	$9,415	$10,188	$35,346	$38,774

Earnings per share:
Basic	$0.45	$0.47	$1.68	$1.80
Diluted	$0.44	$0.47	$1.66	$1.76

Weighted average shares outstanding:
Basic	20,947	21,523	20,999	21,589
Diluted	21,523	21,787	21,335	22,014

MAXIMUS, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Year Ended September 30,
	2003	2004

Cash flows from operating activities:
Net income	$35,346	$38,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,249	7,040
Amortization	4,981	6,110
Deferred income taxes	(2,310)	13,361
Non-cash equity based compensation	939	1,036
Tax benefit due to option exercises	1,756	3,885
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(8,354)	3,158
Accounts receivable - unbilled	(1,176)	(13,138)
Prepaid expenses and other current assets	(355)	(2,366)
Deferred contract costs	(3,051)	(4,866)
Other assets	59	(4,752)
Accounts payable	9,965	5,866
Accrued compensation and benefits	2,631	(1,995)
Deferred revenue	9,004	(1,950)
Income taxes payable	512	(2,837)
Other liabilities	(1,149)	(253)
Net cash provided by operating activities	55,047	47,073
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(14,715)	(6,605)
Purchases of property and equipment	(6,825)	(6,476)
Capitalized software costs	(4,359)	(8,078)
Increase in marketable securities	(34)	(47,300)
Other	222	239
Net cash used in investing activities.	(25,711)	(68,220)
Cash flows from financing activities:
Employee stock transactions	15,170	22,482
Repurchases of common stock	(21,944)	(25,656)
Payments on capital lease obligations	(155)	(1,197)
Net cash used in financing activities	(6,929)	(4,371)
Net (decrease) increase in cash and cash equivalents	22,407	(25,518)
Cash and cash equivalents, beginning of period	94,965	117,372
Cash and cash equivalents, end of period	$117,372	$91,854

SUPPLEMENTAL SEGMENT INFORMATION

(Unaudited)

Effective September 30, 2004, we implemented certain organizational changes. As a result of these organizational changes, we are now reporting under three segments:  Consulting, Systems and Operations.

The Consulting Segment includes Educational Services (School-based claiming), Educational Systems (SchoolMAX), Child Welfare, Revenue Services, Cost Services, and Unison.  The Systems Segment now includes Technology Support, Enterprise Services, ERP Services, Asset Solutions, and Justice Solutions. The Operations Segment now combines Health and Human Services, and includes Health Operations Services, Medical Management, Child Support (which includes the acquisition of Themis), Workforce Services (which includes the acquisition of the Australian Operations), and Correctional Services.

We are herein providing certain financial segment information for earlier periods to reflect this change in the composition of our reportable segments as if we had operated under the new organizational structure during the last three full fiscal years. This information is being provided for comparison purposes only.

(dollars in thousands)	Three Months Ended				Year Ended Sept. 30, 2004
	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30, 2004

Revenue:
Consulting	$26,672	$24,764	$25,150	$26,726	$103,312
Systems	33,293	36,476	36,778	32,510	139,057
Operations	78,929	89,467	98,230	94,779	361,405
Total	$138,894	$150,707	$160,158	$154,015	$603,774

Income from Operations:
Consulting	$3,682	$1,615	$1,965	$3,715	$10,977
Systems	3,431	4,790	4,195	2,936	15,352
Operations	7,656	8,542	9,425	9,494	35,117
Consolidating adjustments	162	431	537	470	1,600
Total	$14,931	$15,378	$16,122	$16,615	$63,046

Operating Margin:
Consulting	13.8%	6.5%	7.8%	13.9%	10.6%
Systems	10.3%	13.1%	11.4%	9.0%	11.0%
Operations	9.7%	9.5%	9.6%	10.0%	9.7%
Total	10.7%	10.2%	10.1%	10.8%	10.4%

(dollars in thousands)	Three Months Ended				Year Ended Sept. 30, 2003
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003

Revenue:
Consulting	$22,768	$23,346	$29,129	$27,377	$102,620
Systems	32,194	31,411	34,295	35,546	133,446
Operations	77,729	75,906	78,317	90,265	322,217
Total	$132,691	$130,663	$141,741	$153,188	$558,283

Income from Operations:
Consulting	$2,465	$2,518	$5,571	$5,045	$15,599
Systems	5,410	2,263	3,709	3,890	15,272
Operations	8,035	5,701	4,897	6,426	25,059
Consolidating adjustments	198	516	310	88	1,112
Total	$16,108	$10,998	$14,487	$15,449	$57,042

Operating Margin:
Consulting	10.8%	10.8%	19.1%	18.4%	15.2%
Systems	16.8%	7.2%	10.8%	10.9%	11.4%
Operations	10.3%	7.5%	6.3%	7.1%	7.8%
Total	12.1%	8.4%	10.2%	10.1%	10.2%

(dollars in thousands)	Three Months Ended				Year Ended Sept. 30, 2002
	Dec. 31, 2001	March 31, 2002	June 30, 2002	Sept. 30, 2002

Revenue:
Consulting	$21,274	$24,649	$23,908	$22,694	$92,525
Systems	29,810	27,928	28,853	31,904	118,495
Operations	78,486	69,376	80,329	79,487	307,678
Total	$129,570	$121,953	$133,090	$134,085	$518,698

Income from Operations:
Consulting	$5,119	$6,254	$4,334	$4,311	$20,018
Systems	4,159	3,899	4,311	4,703	17,072
Operations	8,389	630	8,373	7,735	25,127
Consolidating adjustments	326	582	787	427	2,122
Total	$17,993	$11,365	$17,805	$17,176	$64,339

Operating Margin:
Consulting	24.1%	25.4%	18.1%	19.0%	21.6%
Systems	14.0%	14.0%	14.9%	14.7%	14.4%
Operations	10.7%	0.9%	10.4%	9.7%	8.2%
Total	13.9%	9.3%	13.4%	12.8%	12.4%